UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

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VOTING METHODS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PROPOSAL NO. 2 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

LIFE TIME FITNESS, INC.

Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
(952) 947-0000
March 9, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 22, 2010.

The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your shares, as instructed in your proxy card or the Notice of Internet Availability of Proxy Materials as promptly as possible. If you received a Notice of Internet Availability, you may vote your shares over the Internet or request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi
Chairman of the Board of Directors, President and
Chief Executive Officer

VOTING METHODS

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a. Go to the Web site at http://www.eproxy.com/ltm, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 21, 2010.

b. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, and the last four digits of your Social Security Number or Tax Identification Number available to verify your identify and create an electronic ballot.

c. Follow the simple instructions provided.

2.	BY TELEPHONE

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 21, 2010.

c. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available to verify your identity.

d. Follow the simple instructions provided.

3.	BY MAIL

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. Mark, sign and date your proxy card.

c. Return it in the postage-paid envelope that will be provided.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held April 22, 2010.

The following materials are available for view on the Internet:

Proxy Statement for the 2010 Annual Meeting of Shareholders

Annual Report on Form 10-K for the year ended December 31, 2009

2009 Annual Report to Shareholders

To view the Proxy Statement, Annual Report on Form 10-K and 2009 Annual Report to Shareholders, visit http://materials.proxyvote.com/53217R.

Your vote is important. Thank you for voting.

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders
To Be Held on April 22, 2010

The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 22, 2010 for the following purposes:

1. To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact other business that may properly be brought before the meeting.

Our board of directors has fixed February 26, 2010 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote by Internet in accordance with the voting instructions set forth on your Notice of Internet Availability. If you received a Notice of Internet Availability, you may also request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Eric J. Buss
Secretary

Chanhassen, Minnesota
March 9, 2010

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 22, 2010 at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of the Notice of Internet Availability of Proxy Materials to shareholders will commence on or about March 9, 2010.

Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to certain of our shareholders on the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote your shares, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date

Only shareholders of record at the close of business on February 26, 2010 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 41,411,934 shares of our common stock outstanding, each entitled to one vote.

Voting of Proxies

Proxies voted by telephone, Internet or mail in accordance with the voting instructions set forth in your proxy card or Notice of Internet Availability of Proxy Materials, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by providing notice in writing to one of our officers of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

As stated in last year’s proxy statement dated March 9, 2009, shareholder proposals to be presented at this year’s annual meeting of shareholders were due at our principal executive office by November 9, 2009. No such proposals were received. We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2011 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 9, 2010. We must receive any other shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2011 at our principal executive office no later than January 18, 2011.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Election of Directors.  The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Other Proposals.  The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

Shares Held in Street Name

The election of directors is a proposal on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on the election of directors, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies for the annual meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of eight members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Our governance and nominating committee has nominated the eight persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the governance and nominating committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position

Bahram Akradi	48	Chairman of the Board of Directors, President and Chief Executive Officer
Giles H. Bateman	65	Director
Jack W. Eugster	64	Director
Guy C. Jackson	67	Director
John K. Lloyd	63	Director
Martha A. Morfitt	52	Director
John B. Richards	61	Director
Joseph S. Vassalluzzo	62	Director

Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director:

Bahram Akradi founded our company in 1992 and has been a director since our inception. Mr. Akradi was elected chief executive officer and chairman of the board of directors in May 1996. In December 2009, Mr. Akradi was appointed president of our company; a position he also held from 1992 through December 2007. Mr. Akradi has over 25 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and executive vice president. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.

Through his leadership roles in our industry, Mr. Akradi has gained extensive experience in the development and operation of health and fitness companies. As our founder, he has significant knowledge of all facets of our company, including the day-to-day operations of our in-center programs and offerings and the construction and design of our centers. Mr. Akradi’s long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our chairman.

Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as chief financial officer and vice chairman there until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1993 until he retired in 2000. Mr. Bateman serves as a director, and the chair of the audit committee of WD-40 Company. Within the last five years, Mr. Bateman also served on the board of directors of United PanAm Finance Corporation and Price Legacy, Inc.

Mr. Bateman has more than 20 years of public company operating experience, including as founder, chief financial officer and vice chairman of big-box retailer, Price Club, and has served on numerous public company boards. In addition to his leadership experience with a big-box retailer, he also has background and expertise in finance through his tenure as chief financial officer at Price Club as well as his service on numerous audit committees in the past. This experience allows him to provide guidance and counsel in his roles as one of our audit committee members and chairman of our finance committee.

Jack W. Eugster was elected a director of our company in October 2009. Mr. Eugster served as the chairman, president and chief executive officer of Musicland Stores Corporation, a retail music and home video company, for 21 years before his retirement in 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. He currently serves on the board of directors of three public companies, including Donaldson Company, Inc., Graco Inc., and Black Hills Corporation, as well as several privately held organizations and community entities. Within the last five years, Mr. Eugster also served on the board of directors of ShopKo Stores, Inc. and Golf Galaxy, Inc.

Mr. Eugster has a history of demonstrated leadership with major retail organizations. His significant experience in leadership positions, including chief executive officer, of retail companies is particularly valuable for us as he can provide strategic input on center development and in-center offerings and programs. Mr. Eugster also brings extensive governance experience to our board and company as he has served as a director of numerous publicly held companies, many of which are big-box retailers.

Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis offices. He also serves as a director, and the chair of the audit committee, of the following public companies: Cyberonics, Inc., Digi International Inc., EpiCept Corporation and Urologix, Inc.

Mr. Jackson brings more than 35 years of finance, audit and accounting experience to our board. Along with his years of experience with the auditing firm of Ernst & Young, LLP, serving many different companies and industries, Mr. Jackson is also a director, and chair of the audit committee, for four other publicly held companies. Mr. Jackson’s significant experience in the finance area allows him to provide analysis and input to our finance, accounting and internal audit functions. This experience, and his service on other boards and audit committees, qualifies Mr. Jackson to serve as chairman of our audit committee.

John K. Lloyd was elected a director of our company in October 2009. Mr. Lloyd is the president of Meridian Health, a New Jersey-based integrated health system which encompasses five hospitals and an extensive network of non-hospital healthcare services. He assumed this position in 1997. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc., and Episcopal Hospital. He currently serves on the board of directors of QualCare Preferred Providers and QualCare Alliance Networks, Inc., as well as several other privately held organizations and community entities. Within the last five years, Mr. Lloyd also served on the board of directors of Commerce Bancorp, Inc.

As the president of Meridian Health, Mr. Lloyd has significant experience in the strategic development and operation of a network of health and wellness businesses within one corporate system. This experience allows Mr. Lloyd to provide valuable insight and guidance on organizational structure and employee programs within the health and wellness sector, as well as our technological systems and information safeguarding processes and procedures. Mr. Lloyd also brings additional public company governance experience to our board from his prior service as a director of Commerce Bancorp, Inc.

Martha (Marti) A. Morfitt was elected as a director of our company in August 2008. Ms. Morfitt is the chief executive officer of Airborne, Inc., a privately held manufacturer of dietary supplements. She assumed this position in October 2009 Ms. Morfitt is the former president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products, including the Breathe Right® nasal strip and FiberChoice® daily fiber supplements. She held this position from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Prior to 1998, Ms. Morfitt held an executive position at the Pillsbury Company. Ms. Morfitt is also a director of Graco Inc., lululemon athletica inc.and Solta Medical, Inc. Within the last five years, Ms. Morfitt also served on the board of directors of CNS, Inc. and Intrawest Corporation.

As the president and chief executive officer of CNS, Inc., Ms. Morfitt gained significant experience leading a publicly traded consumer products company. In addition to her leadership experience at CNS, Inc., Ms. Morfitt also serves as a director of three other publicly held companies. We believe Ms. Morfitt is well suited as a director of our company, as her consumer marketing and business strategy expertise allows Ms. Morfitt to provide insight on strategic plans relating to our business.

John B. Richards was elected a director of our company in October 2006. Mr. Richards is currently a managing partner of the New England Consulting Group, a firm specializing in creative marketing and growth strategies for a wide range of branded consumer businesses. Mr. Richards also serves as an interim consulting executive to various retail companies. Previously, he served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006. Elizabeth Arden Red Door Spa Holdings is a developer and operator of prestige day and resort spas that operate under the Red Door Spas — Elizabeth Arden and Mario Tricoci brand names. Mr. Richards has also held senior leadership and management positions at Four Seasons Hotels Inc., Starbucks Coffee Company, Royal Viking Line, McKinsey & Company and The Procter & Gamble Company. Within the last five years, Mr. Richards also served on the board of directors of Elizabeth Arden Red Door Spa Holdings.

In his senior leadership roles at companies in the hospitality industry, Mr. Richards gained significant marketing and operating experience. Also, his expertise in marketing health and beauty services, gained through his role as chief executive officer at Elizabeth Arden Red Door Spa Holdings, is particularly valuable as we continue to provide health and wellness services in a resort-like environment.

Joseph S. Vassalluzzo was elected a director of our company in October 2006 and our lead director in October 2008. Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate, since August 2005. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer. Previously, Mr. Vassalluzzo held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the non-executive chairman of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He also is a director of iParty Corporation, a publicly held chain of party supply superstores. Within the last five years, Mr. Vassalluzzo also served on the board of directors of Commerce Bancorp, Inc.

Mr. Vassalluzzo has a history of demonstrated leadership in real estate acquisition and expansion in his roles at Staples, Inc. His real estate and expansion experience is particularly valuable as we continue to research and develop sites for new centers. His executive and senior leadership positions at numerous retailers make him well suited to be our Lead Director.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held six meetings during fiscal year 2009. During fiscal year 2009, each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which she/he serves.

Director Independence and Board Structure

Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers transactions and relationships between each director (and his/her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2010, our board of directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under New York Stock Exchange rules or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Akradi, who is also our president and chief executive officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any relationship with our company other than as a director or shareholder of our company. Our board specifically considered that Mr. Eugster is a director and 15% equity owner of a company that provides security and video surveillance related services to our company and Ms. Morfitt is a director of, and has a less than 1% equity interest in, lululemon athletic inc., a company from which we purchased certain apparel. We paid less than $200,000 to each of those companies in fiscal 2009, which is significantly less than the NYSE threshold for such transactional relationships. In addition, our board determined that the relationships were not material to any of the entities and that neither Ms. Morfitt nor Mr. Eugster had a personal interest in the transactions. Based upon that finding, our board of directors determined that Messrs. Bateman, Eugster, Jackson, Lloyd, Richards and Vassalluzzo, and Ms. Morfitt are “independent.”

At this time, the Board believes it is appropriate and efficient for Mr. Akradi, our chief executive officer, to also serve as chairman of the board, based on Mr. Akradi’s extensive knowledge about our company and the healthy way of life marketplace. The independent members of our board have named Mr. Vassalluzzo our independent lead director. Mr. Vassalluzzo, as lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Akradi, in consultation with the independent directors and assists in developing the agendas for each board of directors meeting. During 2009, our board of directors held an executive session of the non-management members of our board of directors after five of the six meetings.

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our Web site at lifetimefitness.com.

Our board of directors’ committee composition is as follows:

Governance and
Director	Audit	Compensation	Nominating	Finance

Bahram Akradi
Giles H. Bateman	X	X		Chair
Jack W. Eugster	X			X
Guy C. Jackson	Chair		X
John K. Lloyd		X	X
Martha A. Morfitt	X	X
John B. Richards			Chair	X
Joseph S. Vassalluzzo		Chair		X
Meetings Held in 2009	6	5	4	5

Audit Committee.

Our audit committee consists of Messrs. Jackson (Chair), Bateman and Eugster and Ms. Morfitt. The functions of the audit committee include oversight of the integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible (subject to shareholder ratification) for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on December 11, 2009. Our audit committee held six meetings in fiscal year 2009.

Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the New York Stock Exchange, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC. Our board of directors has also determined that Mr. Jackson’s service on the audit committees of four other public companies does not impair his ability to effectively serve on our audit committee.

Compensation Committee.

Our compensation committee consists of Messrs. Vassalluzzo (Chair), Bateman and Lloyd and Ms. Morfitt. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation. Our compensation committee also approves and makes recommendations to our board with respect to compensation of other executive officers, incentive-compensation plans and equity-based plans. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on December 11, 2009. Our compensation committee held five meetings in fiscal year 2009.

Governance and Nominating Committee.

Our governance and nominating committee consists of Messrs. Richards (Chair), Jackson and Lloyd. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board; overseeing our corporate governance principles; and making recommendations to the board with respect to changes in director compensation, if any. Our governance and nominating committee also performs the evaluation of the Chief Executive Officer and reviews his process for the evaluation of the members of the senior management team. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on December 11, 2009. Our governance and nominating committee held four meetings in fiscal year 2009.

Finance Committee.

Our finance committee consists of Messrs. Bateman (Chair), Eugster, Richards and Vassalluzzo. The functions of the finance committee include reviewing and providing guidance to our board of directors and our company’s management about all major financial policies of our company, including capital structure, investor relations, capital planning and modeling of our company’s long-term plans, annual budgets, treasury management, and insurance and risk management, unless otherwise reviewed by our board of directors or audit committee. In addition, the finance committee reviews and approves proposed investments in excess of $5 million, including all sites for center development, ventures, mergers, acquisitions and divestitures, as well as any borrowings and indebtedness of our company or guarantees of indebtedness by our company in excess of $5 million. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors and most recently amended on December 11, 2009. Our finance committee held five meetings in fiscal year 2009.

Corporate Governance Guidelines

In December 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines were most recently amended and approved by the board on December 11, 2009. The guidelines are available on the Corporate Governance section of the Investor Relations page on our Web site at lifetimefitness.com.

Board’s Role in Risk Oversight

Our board of directors, in exercising its overall responsibility to direct our business and affairs, has established various processes and procedures with respect to risk oversight and management. As an annual core agenda item of the full board, management presents to the board a comprehensive and detailed risk assessment after completing an enterprise risk review and analysis. Pursuant to the risk assessment, we have categorized the most relevant risks as follows: capital, catastrophic, compensation-related, competitive, internal control and financial reporting, physical assets, regulatory, and talent. As part of this annual risk assessment, the board determines whether any of our overall risk management processes or control procedures requires modification or enhancement.

Competitive risk and talent risk, which relate to us properly defining and achieving our high-level goals and mission and retaining talent throughout that process, are regularly monitored and managed by the full board through the board’s regular and consistent review of our operating performance and strategic plan. For example, at each of the board’s regularly scheduled meetings throughout the year, management provides the board presentations on our various business units as well as our performance as a whole. Agenda items are included for significant developments as appropriate, for example, an overview of the competitive landscape, important market developments and management succession, to name a few. Pursuant to the board’s established monitoring procedures, board approval is required for our annual plan which is reported on by management at each board meeting.

Capital risk, which relates to us properly managing our liquidity and plans for expansion, is regularly monitored and managed by our finance committee through its regular and consistent review of our capital structure and expansion plans. For example, at each of the finance committee’s regularly scheduled meetings throughout the year, management provides presentations on our capital structure as a whole, individual financing considerations and plans for expansion. Pursuant to its charter, our finance committee is charged with reviewing and approving our various financing and expansion plans. For certain financings or acquisitions, full board approval is required.

Internal control and financial reporting risk, which relates to the reliability of our financial reporting and compliance, are primarily overseen by our audit committee. Pursuant to its charter and core agendas, our audit committee receives input directly from management as well as our independent registered public accounting firm, Deloitte & Touche, LLP, regarding our financial reporting process, internal controls and public filings. The Committee also receives regular updates from our legal and internal audit departments on various legal or compliance items.

Compensation-related risk, which relates to the compensation plans of our executive and other team members incentivizing behavior that may not be in our best long-term interests, is regularly monitored and managed by our compensation committee through its regular and consistent review of our compensation plans. For example, at each of the compensation committee’s regularly scheduled meetings throughout the year, management provides to the compensation committee a presentation on the year-to-date performance of the compensation plans for our executives. Pursuant to its charter, our compensation committee is charged with reviewing and approving the compensation plans for our executives as well as any and all equity grants to our team members.

Code of Business Conduct and Ethics

We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our Web site at lifetimefitness.com. We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Web site

Copies of our key corporate governance documents are available on the Investor Relations page of our Web site at lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our Web site. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•	whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.

Although we do not have a policy with regard to the consideration of diversity in identifying director nominees, as described above, diversity of background and experience is one of the factors the governance and nominating committee considers in recommending potential new members to our board of directors.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•	the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•	formal nomination by our governance and nominating committee for inclusion as a director nominee at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for reelection to another term.

In October 2009, our board of directors, upon recommendation of our governance and nominating committee, elected Messrs. Eugster and Lloyd to serve on our board of directors after the above-described process was completed. Messrs. Eugster and Lloyd were identified as candidates by separate non-employee directors of our company.

Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 2902 Corporate Place, Chanhassen, MN 55317. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Bateman, Lloyd, Richards and Vassalluzzo and Ms. Morfitt, served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. Two members of our board of directors attended our 2009 annual meeting of shareholders.

Communication with our Board of Directors

All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, our lead director, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317. Our General Counsel will review all communications and then forward them to the appropriate director or directors on a periodic basis. The board of directors has instructed our General Counsel to review such correspondence and, with discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration.

Our board of directors recommends that the shareholders vote for the election of each of the eight nominees listed above to constitute our board of directors.

PROPOSAL NO. 2 —
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal year 2009 and 2008:

	Fiscal Year	Fiscal Year
Description of Fees	2009 Amount	2008 Amount

Audit Fees	$750,525	$742,016
Audit-Related Fees	67,074	62,647

Total Audit and Audit-Related Fees	817,599	804,663
Tax Fees	243,416	284,494

Total	$1,061,015	$1,089,157

Audit Fees.

The audit fees set forth above consist of fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year. The audit fees also include fees for the audit of our annual consolidated financial statements and our internal control over financial reporting.

Audit-Related Fees.

The audit-related fees set forth above consist of fees for the audits of our employee benefit plan as well as fees related to accounting consultations and certain agreed-upon procedures.

Tax Fees.

The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis services and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $243,416 and $184,500 for tax preparation and compliance services and $0 and $99,994 for other tax-related items during 2009 and 2008, respectively.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee also actively monitors the relationship between fees for audit and audit-related services and fees for other non-audit services. All of the services listed under the heading Tax Fees were pre-approved by our audit committee. Our audit committee has delegated to the chair the authority to pre-approve additional services by our independent registered public accounting firm of up to $50,000, in the aggregate, without prior approval of the audit committee.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE REPORT

The role of our audit committee, which is composed of four independent non-employee directors, includes oversight of the integrity of our company’s consolidated financial statements, our internal controls, our company’s compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by applicable auditing standards, regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

Guy C. Jackson, Chair
Giles H. Bateman
Jack W. Eugster
Martha A. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We operate distinctive and large, multi-use sports and athletic, professional fitness, family recreation and spa centers in a resort-like environment. We participate in the large and growing U.S. health and wellness industry, which we define to include health and fitness centers, fitness equipment, athletics, physical therapy, wellness education, nutritional products, athletic apparel, spa services and other wellness-related activities. For compensation purposes, we currently compare our company against the hotel, restaurant and leisure global industry as well as the larger consumer services global industry.

Our compensation committee, which is composed of four independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. The purpose of this discussion and analysis is to summarize the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2009.

Our compensation committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Compensation Philosophy

We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to:

•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.

Compensation Determination Process

Our company uses a variety of compensation elements to achieve our compensation philosophy, including primarily base salary, annual bonuses and long-term incentive equity awards. Our compensation committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors our compensation committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:

•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance as it impacts the overall performance of our company;

•	validation that compensation levels are externally competitive and create internal pay equity among executives that have similar levels of overall contribution to our company;

•	the qualifications of the executive and the potential for development and performance in the future;

•	whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•	the application of our philosophy of retention and motivation, accountability and alignment with shareholder interests;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own compensation).

Annually, our compensation committee reviews the executive compensation program in connection with our company’s merit review and compensation plan process, which typically concludes on or about March 1 for a fiscal year. In general, our compensation committee begins this review process by determining the total cash compensation to be paid to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours, in addition to considering the other factors listed above. After the total cash compensation has been determined, our compensation committee allocates a portion of that amount to performance-based compensation to reflect the committee’s belief that a certain portion of total compensation should be incentive compensation. The difference between the total cash compensation and potential annual bonus portion, or the performance-based cash portion, of total cash compensation is the executive’s base salary, which is also established by considering the other factors listed above. Our compensation committee then uses total cash compensation as a basis to establish long-term incentive equity awards, as well as the long-term incentive equity awards being granted by similar companies, while also considering the other factors listed above.

In connection with the compensation applicable to our 2007 fiscal year for executives, our compensation committee reviewed the base salary, annual bonuses and long-term incentive equity award elements and levels for our executives. Our compensation committee engaged the services of Pearl Meyer & Partners and instructed them to provide an update to the work that they had performed at the end of fiscal 2006, with respect to the competitive assessment of our total cash compensation and long-term incentive elements and a review our company’s long-term incentive compensation element. As part of this study, Pearl Meyer & Partners compared our base salary, annual bonuses and long-term incentive award elements primarily against two updated peer groups. The first peer group was composed of 13 publicly traded companies within the hotels, restaurant and leisure global industry classification that each had similar size, revenues and market capitalization as compared to our company. The companies selected to be a part of this peer group were Bally Total Fitness Holding Corporation, CEC Entertainment Inc., Cedar Fair, L.P., Chipotle Mexican Grill, Inc., Dine Equity, Inc., International Speedway Corporation, Panera Bread Company, Pinnacle Entertainment, Inc., Sonic Corporation, Speedway Motorsports, Inc., Texas Roadhouse, Inc., Town Sports International Holdings, Inc. and Vail Resorts, Inc. The second peer group was composed of 11 publicly traded companies from the consumer services global industry classification, each with similar size or market capitalization to revenue ratios as compared to our company. The companies selected to be a part of this peer group were Bally Total Fitness Holding Corporation, Cedar Fair, L.P., International Speedway Corporation, ITT Educational Services, Inc., Jackson Hewitt Tax Service, Inc., Panera Bread Company, Pinnacle Entertainment, Inc., Sotheby’s, Speedway Motorsports, Inc., Town Sports International Holdings, Inc. and Vail Resorts Inc. Our compensation committee considered this information, in addition to the factors described above, when determining the base salary, annual bonus and the long-term incentives payable to our executives in fiscal 2007.

In connection with the compensation applicable to our 2008 fiscal year for executives, our compensation committee reviewed the base salary, annual bonuses and long-term incentive equity award elements and levels for our executives. Mr. Akradi requested that his total compensation be paid in the form of restricted stock as an expression of his confidence in the value of our company. Mr. Akradi also recommended that the 2008 cash compensation packages for each of the other members of the executive team remain unchanged from the previous year, as a result of the decline of our stock price in late 2007 and early 2008. Our compensation committee engaged Pearl Meyer & Partners to assess the competitiveness of our executive compensation programs and to consider the merits of an all equity compensation program for Mr. Akradi in 2008. As part of this study, Pearl Meyer & Partners compared our base salary, annual bonuses and long-term incentive award elements primarily against the peer groups that they had previously created, with the exception that Bally Total

Fitness was removed from both peer groups. Pearl Meyer & Partners described several positive attributes of an all equity pay program for Mr. Akradi in 2008, including the message to the market, the deferral of expenses over the vesting period and the use of a performance-vesting feature for a portion of the award, and provided various scenarios for our compensation committee to consider. Our compensation committee considered this information in addition to the other factors described above when determining the compensation package to offer Mr. Akradi as well as the base salary, annual bonus and long-term incentive equity award levels to be paid to our executives other than Mr. Akradi for fiscal 2008.

In connection with the compensation applicable to our 2009 fiscal year, our compensation committee reviewed the base salary, annual bonuses and long-term incentive award elements and levels for our executives. In light of the challenging economic times, our company determined that it would not, for the most part, increase the compensation packages offered to our employees. In the spirit of maintaining internal pay consistency across all employees, Mr. Akradi informed our compensation committee that the members of the executive management team requested that their total compensation plans not be increased from 2008 levels. Our compensation committee engaged the services of Mercer to provide an analysis of the base salary, total cash compensation and long-term incentive awards of the highest paid executives of our peer group companies identified above for the purpose of providing an assessment to our compensation committee of a compensation package to offer Mr. Akradi. Mercer compared our base salary, annual bonuses and long-term incentive award elements primarily against the peer groups that had been created by Pearl Meyer & Partners in prior years, based on such prior year data. Our compensation committee determined that Mr. Akradi’s total direct compensation for 2009 should be at approximately the 50th percentile of the total direct compensation awarded to the highest paid executives in our peer groups. This relative level of total direct compensation represented a substantial reduction from prior years. Our compensation committee determined that this was appropriate given Mr. Akradi’s performance in 2008, as determined through an annual performance review of Mr. Akradi conducted by our board, and our company’s actual financial performance in 2008 as compared to our own expectations. Accordingly, our compensation committee offered Mr. Akradi a total direct compensation package of $3,500,000, which consisted of a $750,000 base salary, a $750,000 target annual bonus and a restricted stock grant of approximately $2,000,000, for our fiscal year 2009. The total cash compensation, consisting of base salary and target annual bonus, as well as the long-term incentive award, consisting of the restricted stock grant, each approximated the 50th percentile of cash compensation and long-term incentive compensation offered to the highest paid executives of our peer groups. Mr. Akradi’s cash compensation was approved in January 2009 since he had not been receiving cash compensation from us for over a year. The cash compensation plans for the rest of the executive team, along with the equity awards for the entire executive team, including Mr. Akradi, were approved in March 2009. Except as described below, the compensation plans for the members of our executive team other than Mr. Akradi remained unchanged from 2007 and 2008.

For fiscal 2010, our compensation committee has again engaged the services of Mercer to assess the competitiveness of our executive compensation programs. Our compensation committee expects to approve 2010 compensation plans for our executive team on or about March 12, 2010.

Management Participation.  Members of executive management participate in our compensation committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our Chief Executive Officer does participate in the final recommendation, but not determination, of the amount and form of compensation to be paid to all other members of the executive management team. Our Executive Vice President and General Counsel, who oversees our compensation and human resources department, provides information to the compensation consultants engaged by the committee and assists in the design of our compensation programs.

Use of Consultants.  From time to time and as noted above, our compensation committee uses outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by our compensation committee.

Executive Compensation Elements

Our company’s executive compensation package ordinarily consists of base salaries, annual bonuses, long-term incentive awards, other compensation, a deferred compensation plan and severance, and change in control benefits.

Base Salary

•	Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

•	Structure; Determination Process; Factors Considered. Our compensation committee generally establishes base salaries for executives after first determining the executive’s total cash compensation amount and the portion of the total cash compensation amount that will be an annual bonus opportunity, with the difference being the executive’s base salary. Our compensation committee then may adjust the executive’s base salary based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions. Our compensation committee reviews base salaries annually.

•	2009 Results. For fiscal year 2009, our compensation committee determined that Mr. Akradi’s base salary would amount to $750,000, which was a slight reduction from the base salary that Mr. Akradi received in 2007 (Mr. Akradi elected not to take any cash compensation in 2008, but rather to take his entire compensation package in the form of restricted stock). Our compensation committee determined that this reduction was warranted given the financial performance of our company in 2008.

Our compensation committee further determined that the base salaries for Mr. Gerend, our former President and Chief Operating Officer, Mr. Robinson, our Chief Financial Officer, Mr. Buss, our Executive Vice President and General Counsel, and Mr. Zaebst, our Executive Vice President should remain unchanged from the base salaries that were provided to each of these executives in 2007 and 2008.

Annual Bonuses

•	Purpose. All executive officers, as well as certain other senior and management-level employees, ordinarily participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial performance goals of our company. The financial performance goals are derived from our annual financial budget and our site business plans and based on our actual performance during the current fiscal year.

•	Structure. Our compensation committee generally establishes annual bonus opportunities for executives after first determining the executive’s total cash compensation amount and then determining the proportion of the total cash compensation amount that will be an annual bonus opportunity. Our compensation committee feels that individual executive performances should not be highlighted in the area of annual bonuses given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s bottom line. Our compensation committee reviews the program annually, however, and may adjust the executive’s annual bonus opportunity based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions.

Under our annual bonus program, we provide for the payment of cash bonuses to each participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. We withhold payout on a portion of the monthly portion of the year-to-date bonus component to offset any negative variance that could arise in the annual bonus component. Our compensation committee approves the financial objectives that are utilized for purposes of determining all bonuses and assigns “Target Bonuses” for each executive participant to create a Target Bonus which typically approximates 33% of an executive’s total target cash compensation. The Target Bonus amount is prorated on a year-to-date basis to determine the monthly portion of the year-to-date cash bonus payout and the full-year Target Bonus amount is used to determine the annual cash bonus opportunity at the end of a fiscal year.

Actual bonuses paid to participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance on a monthly year-to-date basis. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant would be proportionately less than the participant’s Target Bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would proportionately exceed the participant’s Target Bonus. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly year-to-date or annual basis, as applicable. Accordingly, the total actual bonus paid to each participant could exceed the participant’s Target Bonus if actual financial performance exceeded budgeted financial performance for such participant. We withhold payout of any portion of the year-to-date bonus that exceeds the year-to-date Target Bonus until the final year financial results are determined.

•	Target Bonus and Measurement Determination Process. For fiscal year 2009, the financial objective selected under our bonus components for all of our executives receiving bonuses were earnings before taxes (EBT) for the year-to-date period (YTD) as compared against our 2009 financial plan. Payouts pursuant to EBT were made monthly. EBT consists of net income plus provision for income taxes. Our company uses EBT as a measure of operating performance. Our compensation committee feels that applying this specific financial metric to the executive team is appropriate given the requirement that they work collectively in order to achieve top-level growth while reducing operating expenses and expenses in areas of interest, depreciation and amortization, while being mindful of the impact of the additional issuance of equity. The targeted EBT objective of $113.4 million set for fiscal 2009 was the same as for our company’s internal plan for EBT in fiscal 2009. We feel that the EBT objective represented an achievable but challenging goal.

For fiscal 2009, our compensation committee determined that the Target Bonus for Mr. Akradi should amount to 50% of his total target cash compensation, which represented an increase in the ratio of incentive cash compensation to total cash compensation that was given to Mr. Akradi during 2007, the most recent year prior to 2009 in which Mr. Akradi received cash compensation. Our compensation committee determined that increasing the percentage of Mr. Akradi’s Target Bonus was a prudent means of incenting Mr. Akradi to lead our company to strong financial performance in 2009. Our compensation committee determined that the Target Bonuses for all executives other than Mr. Akradi, should remain at approximately 33% of their total target cash compensation based on the committee’s belief that approximately one-third of total cash compensation should be performance-based for this level of management within our company. Our compensation committee has consistently made this determination over the past several years in order to create Target Bonus percentage equity among all executives receiving Target Bonuses. Given that the base salaries of each of the executives, other than Mr. Akradi, remained unchanged from 2007 to 2008 to 2009, the Target Bonus for each executive, other than Mr. Akradi, remained unchanged from 2007 to 2008 to 2009 as well.

•	2009 Results. Our company achieved EBT of $119.8 million for fiscal 2009, which was above the target and resulted in a payout equal to 105.7% of target total cash compensation.

Long-Term Incentive Awards

•	Purpose. We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. Our compensation committee views the grant of equity-based compensation and other like awards to be a key component of our overall compensation program.

•	Structure; Determination Process; Factors Considered. The Amended and Restated Life Time Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as the 2004 Plan, allows us to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. The terms of our 2004 Plan dictate that award re-pricing cannot occur without shareholder approval and that awards cannot be granted with exercise prices below fair market value. To date, our compensation committee, as administrator of our 2004 Plan, has granted time-based vesting and performance-based vesting stock options as well as time-based vesting and performance-based vesting restricted stock.

In general, we grant awards that as of the grant date are proportional to the executive’s total potential cash compensation for the current fiscal year, which our compensation committee believes, based on the review and analysis provided by our compensation consultants, is the best measure to use in order to remain competitive with the equity awards granted to executives of the companies in the peer groups identified in the “Compensation Determination Process” section. The proportion of equity to total cash compensation to be granted, as well as the actual number of shares awarded to each executive officer, is determined and approved by our compensation committee after considering the expected expense to our company in addition to the factors outlined under the “Compensation Determination Process.” Our compensation committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

•	2009 Results. For fiscal 2009, our compensation committee determined that the executive team in place at that time should each be granted restricted shares that vest as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2011 and 2013, subject to accelerated vesting in certain circumstances.

Our compensation committee provided, however, that the number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that our company does not achieve EPS for fiscal 2009. If the EPS hurdle is not achieved, one percent (1%) of the restricted shares shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2009 is less than budgeted EPS for 2009, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2009 is less than budgeted EPS for 2009; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares granted.

On March 13, 2009, our compensation committee issued Mr. Akradi 205,761 restricted shares, Messrs. Gerend and Robinson each 55,556 restricted shares, and Messrs. Buss and Zaebst 44,444 restricted shares, with the provisions described above. The value of the restricted shares granted to Mr. Akradi amounted to approximately $2,000,000, which was the lowest equity value granted to Mr. Akradi in the last several years. The value of the restricted stock granted to each of Messrs. Gerend, Robinson, Buss and Zaebst represented a 10% decrease in the value of the restricted shares that were granted to each of them in connection with their fiscal 2008 total compensation plans. Our compensation committee elected to decrease the value of the long-term incentive awards to the executive team in response to our financial performance in fiscal 2008. The EPS hurdle for 2009 was achieved, and accordingly, no restricted shares were forfeited.

In addition to the annual equity awards that are considered each March, our compensation committee determined that a one-time, long-term performance-based restricted stock award should be granted to certain management-level team members. Our compensation committee made this decision to address concerns over retention of our leaders for the foreseeable future and to provide an incentive for our company to achieve financial performance in future years at rates that are beyond our expectations for financial performance in those years. On June 11, 2009, our compensation committee approved the grant of an aggregate of 996,000 shares of long-term performance-based restricted stock to serve as an incentive to our executive officers and certain other employees, which consisted of a total of 53 employees, with performance-vesting targets that are based on EPS. Specifically, if a specified EPS target is achieved for fiscal 2011, 50% of the restricted shares will vest. If a higher EPS target is achieved for fiscal 2011, 100% of the restricted shares will vest. If the grant has not fully vested after fiscal 2011, 50% of the shares will vest if a specified EPS target is achieved for fiscal 2012. If none of the shares vested after fiscal 2011, 100% of the shares will vest if a higher EPS target is achieved for fiscal 2012. In the event that we do not achieve the required EPS targets, the restricted stock will be forfeited. The June 2009 grants provide that the restricted shares will be forfeited if the employee’s employment is terminated for any reason prior to vesting. Unlike past restricted stock grants, these awards do not provide for accelerated vesting upon death or disability. However, the restricted shares will vest immediately if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted stock award is not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

Other Compensation

We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

Deferred Compensation

We offer the Executive Nonqualified Excess Plan of Life Time Fitness, a non-qualified deferred compensation plan, for the benefit of our highly compensated employees, which our plan defines as our employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. This unfunded, non-qualified deferred compensation plan allows participants the ability to defer and grow income for retirement and significant expenses in addition to contributions made to our 401(k) plan.

Employment Agreements and Change in Control Provisions

In July and August 2004, we entered into employment agreements for certain of our executive officers and other members of senior management. We amended and restated these employment agreements in December 2008 in response to requirements under Section 409A of the Internal Revenue Code. We believe that our company has achieved growth through innovative, confidential and proprietary management and marketing methods and plans. Therefore, it was necessary to enter into employment agreements to assure protection of our goodwill and confidential and proprietary information, management and marketing plans.

In addition, we also wanted to assure that certain of our executive officers and other members of senior management would continue to serve us under circumstances in which there was possible threatened or actual change of control at our company. We believe it is imperative to diminish the inevitable distraction of certain of our executive officers and other members of senior management by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company currently and in the event of any threatened or impending change of control, and to provide these persons with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other companies. For these reasons, our company also included accelerated vesting of equity awards upon a change in control under our 2004 Plan and the LIFE TIME FITNESS, Inc. 1998 Stock Option Plan, referred to as our 1998 Plan.

We do not currently have an employment agreement with Mr. Akradi. Our compensation committee feels that because Mr. Akradi has such a significant financial interest in our company, it is highly unlikely that he would compete against us. Further, as the founder of our company and chief executive officer for fourteen years, Mr. Akradi has invested significant time and resources to the growth and development of our company, which provides for an even greater personal interest in our company’s overall success.

During 2009, we also entered into a Separation Agreement with Mr. Gerend in connection with his termination of employment in May 2009. Our compensation committee determined to provide certain severance benefits to Mr. Gerend because we did not anticipate fulfilling Mr. Gerend’s reasonable future expectations related to his employment, and he perceived a reduction in his current duties and responsibilities. In connection with the Separation Agreement, Mr. Gerend also agreed to certain covenants and he signed a release of claims against us. The details of the Separation Agreement are described below.

Accounting and Tax Impacts of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers.

Our compensation committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, our compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. In 2009, Section 162(m) did not limit the deductibility of expenses that we recognized in connection with the compensation plans for all of our named executive officers.

At our 2008 annual meeting of shareholders, we submitted for approval, and our shareholders approved, our Life Time Fitness, Inc. Executive Cash Bonus Plan. Certain performance-based payments qualify for an exemption from the one million dollar limitation of Section 162(m) described above; however, in order to qualify, the material terms of the performance targets must be approved by our shareholders every five years. As a result of our shareholders’ approval of the plan, amounts paid under the objective performance targets will, under current tax law, qualify as performance-based compensation.

Compensation Committee Report

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Joseph S. Vassalluzzo, Chair
Giles H. Bateman
John K. Lloyd
Martha A. Morfitt

Summary Compensation Table

The following table shows, for our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving at fiscal year-end and one former executive officer who would have been among the three most highly compensated executive officers, but was no longer serving at fiscal year-end, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2009, 2008 and 2007:

								Non-Equity
								Incentive
					Stock		Option	Plan		All Other
		Salary		Bonus	Awards		Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)		($)	($)(1)		($)(1)	($)		($)(2)	($)

Bahram Akradi	2009	750,000		—	1,999,997	(3)	—	835,479		63,582	3,649,058
Chairman of the Board	2008	—		—	4,999,882	(4)	460,379	—		225,859	5,686,120
of Directors, President and	2007	926,667		—	2,453,000		459,304	480,083		76,197	4,395,251
Chief Executive Officer
Michael R. Robinson	2009	335,000		—	540,004	(5)	—	193,410		31,732	1,100,146
Executive Vice President	2008	335,000		—	600,113	(6)	61,393	93,500		25,360	1,115,366
and Chief Financial Officer	2007	325,833		—	490,600		121,215	170,567		24,866	1,133,081
Mark L. Zaebst	2009	268,000		—	431,996	(7)	—	154,728		23,893	878,617
Executive Vice President	2008	268,000	(8)	—	479,984	(9)	38,374	74,800		26,432	887,590
	2007	266,667		—	449,900		41,778	139,633		29,563	927,541
Eric J. Buss	2009	268,000		—	431,996	(10)	—	154,728		22,294	877,018
Executive Vice President	2008	268,000		—	479,984	(11)	38,374	74,800		22,101	883,259
General Counsel and	2007	256,667		—	392,480		54,680	134,333		21,057	859,217
Secretary
Scott J. Lutz(12)	2009	268,000	(13)	—	360,000	(14)	—	154,728		17,609	800,337
Executive Vice President and
Chief Marketing Officer
Michael J. Gerend	2009	111,667	(15)(16)	—	540,004	(17)	—	32,181	(15)	271,718	955,570
Former Executive Vice	2008	335,000		—	600,113	(18)	83,317	93,500		35,224	1,147,155
President and Chief Operating	2007	329,167		—	490,600		192,601	172,333		36,014	1,220,715
Officer

(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2009.

On June 11, 2009, our compensation committee approved certain restricted stock grants to each of our named executive officers and certain other employees. For the restricted stock granted on June 11, 2009, under our 2004 plan, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2011 and if a higher EPS target is achieved for fiscal 2011, 100% of the restricted stock will vest. If 50% of the restricted stock vests after fiscal 2011, the remaining restricted stock will vest if a specified EPS target is achieved for fiscal 2012. If none of the restricted stock vests in 2011, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2012 and if a higher EPS target is achieved for fiscal 2012, 100% of the restricted stock will vest. At the time of the grant, and throughout the fiscal year ended December 31, 2009, we deemed the achievement of the EPS targets as not probable, and therefore, the aggregate grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is zero.

The Stock Award values listed above for the fiscal year ended December 31, 2008, represent the grant date fair value of certain restricted shares issued to our named executive officers on March 14, 2008. The restricted shares granted on March 14, 2008, vest as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, our compensation committee provided that the number of restricted shares vesting on each regular vesting date will be reduced in the event that our company does not achieve budgeted EBT for fiscal 2008. Accordingly, because the EBT hurdle for 2008 was not achieved, 25% of Mr. Akradi’s restricted shares, a grant date value of $1,249,971, were forfeited in February 2009; 50% of each of Messrs. Gerend’s and Robinson’s restricted shares, a grant date value of $300,057 for each, were forfeited in February 2009;

and 50% of each of Messrs. Buss’ and Zaebst’s restricted shares, a grant date value of $239,992 for each, were forfeited in February 2009.

(2)	The following table sets forth all other compensation amounts for 2009 by type:

			Use of				Long-term
			Company				Disability
			Car and		Executive	Matching	and Life	Private		Total All
	Home		Related	Car	Medical	401(k)	Insurance	Club		Other
	Connectivity		Expenses	Allowance	Benefits	Contributions	Premiums	Dues	Severance	Compensation
Name	($)		($)	($)	($)	($)	($)	($)	($)(a)	($)

Bahram Akradi	33,725	(b)	10,467	12,000	4,587	1,741	1,062	—	—	63,582
Michael R. Robinson	10,720		—	9,000	5,207	5,865	940	—	—	31,732
Mark L. Zaebst	900		10,250	—	6,156	5,865	722	—	—	23,893
Eric J. Buss	900		—	9,600	5,207	5,865	722	—	—	22,294
Scott C. Lutz	900		—	9,600	6,156	—	953	—	—	17,609
Michael J. Gerend	4,845		—	3,200	1,511	5,865	354	5,546	250,397	271,718

(a)	Mr. Gerend’s employment with our company terminated on May 1, 2009. We entered into a Separation Agreement with Mr. Gerend in connection with his departure. Pursuant to the Separation Agreement, among other things, Mr. Gerend received the right to a stream of cash payments to be made over an 18 month period, the total of which will amount to $550,000, of which, $229,167 was paid in 2009. In addition, Mr. Gerend received $8,730 in continued benefits coverage in 2009, as well as $12,500 for the legal fees he incurred in connection with his separation of employment and negotiation of the Separation Agreement. Mr. Gerend also received the benefit of eight months of Onyx Family membership in 2009.

(b)	Home connectivity includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home office with those of our corporate headquarters, including the ability to use his home as a full-service remote location for business meetings. We directly paid a vendor for Mr. Akradi’s home connectivity along with his cell phone plan and wireless card.

In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel associated with travel and lodging for which the purpose of the trip was primarily business-related, and use of our company’s support staff for assistance with personal matters. In addition, certain personal guests accompanied Mr. Akradi, while utilizing our plane for business-related purposes.

(3)	This value includes the aggregate grant date fair value of 205,761 shares of restricted stock, granted to Mr. Akradi on March 13, 2009, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $1,999,997 computed in accordance with FASB ASC Topic 718. On June 11, 2009, Mr. Akradi was also granted 360,000 shares of restricted stock at a share price of $20.44, which was the closing price for a share of our common stock on the New York Stock Exchange on June 11, 2009. However, as discussed in footnote 1, we deemed the achievement of the EPS targets as not probable at the time of the grant and throughout the fiscal year ended December 31, 2009, and therefore, the aggregate grant date fair value of the June 11, 2009 restricted stock award was zero. Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant was $7,358,400.

(4)	This value represents the aggregate grant date fair value of 188,960 shares of restricted stock, granted to Mr. Akradi on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $4,999,882 computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 25% of Mr. Akradi’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Akradi on March 14, 2008, at a share price of $26.46, was $3,749,911.

(5)	This value includes the aggregate grant date fair value of 55,556 shares of restricted stock, granted to Mr. Robinson on March 13, 2009, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $540,004 computed in accordance with FASB ASC Topic 718. On June 11, 2009, Mr. Robinson was also granted 100,000 shares of restricted stock at a share price of $20.44, which was the closing price for a share of our common stock on the New York Stock Exchange on June 11, 2009. However, as discussed in footnote 1, we deemed the achievement of the EPS targets as not probable at the time of the grant and throughout the fiscal year ended December 31, 2009, and therefore, the aggregate grant date value of the June 11, 2009, restricted stock award is zero. Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant was $2,044,000.

(6)	This value represents the aggregate grant date fair value of 22,680 shares of restricted stock, granted to Mr. Robinson on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $600,113, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Robinson’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Robinson on March 14, 2008, at a share price of $26.46, was $300,056.

(7)	This value includes the aggregate grant date fair value of 44,444 shares of restricted stock, granted to Mr. Zaebst on March 13, 2009, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $431,996 computed in accordance with FASB ASC Topic 718. On June 11, 2009, Mr. Zaebst was also granted 80,000 shares of restricted stock at a share price of $20.44, which was the closing price for a share of our common stock on the New York Stock Exchange on June 11, 2009. However, as discussed in footnote 1, we deemed the achievement of the EPS targets as not probable at the time of the grant and throughout the fiscal year ended December 31, 2009, and therefore, the aggregate grant date fair market value of the June 11, 2009, restricted stock award is zero. Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant was $1,635,200.

(8)	For the fiscal year ended December 31, 2008, $24,750 of Mr. Zaebst’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(9)	This value represents the aggregate grant date fair value of 18,140 shares of restricted stock, granted to Mr. Zaebst on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $479,984, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Zaebst’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Zaebst on March 14, 2008, at a share price of $26.46, was $239,992.

(10)	This value includes the aggregate grant date fair value of 44,444 shares of restricted stock, granted to Mr. Buss on March 13, 2009, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $431,995 computed in accordance with FASB ASC Topic 718. On June 11, 2009, Mr. Buss was also granted 80,000 shares of restricted stock at a share price of $20.44, which was the closing price for a share of our common stock on the New York Stock Exchange on June 11, 2009. However, as discussed in footnote 1, we deemed the achievement of the EPS targets as not probable at the time of the grant and throughout the fiscal year ended December 31, 2009, and therefore, the aggregate grant date fair value of the June 11, 2009, restricted stock award is zero. Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant was $1,635,200.

(11)	This value represents the aggregate grant date fair value of 18,140 shares of restricted stock, granted to Mr. Buss on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $479,984, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Buss’ March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Buss on March 14, 2008, at a share price of $26.46, was $239,992.

(12)	Mr. Lutz joined the company in May 2008.

(13)	For the fiscal year ended December 31, 2009, $17,053 of Mr. Lutz’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(14)	This value includes the aggregate grant date fair value of 37,037 shares of restricted stock, granted to Mr. Lutz on March 13, 2009, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $360,000 computed in accordance with FASB ASC Topic 718. On June 11, 2009, Mr. Lutz was also granted 80,000 shares of restricted stock at a share price of $20.44, which was the closing price for a share of our common stock on the New York Stock Exchange on June 11, 2009. However, as discussed in footnote 1, we deemed the achievement of the EPS targets as not probable at the time of grant and throughout the fiscal year ended December 31, 2009, and therefore, the aggregate grant date fair value of the June 11, 2009, restricted stock award is zero. Assuming the highest level of performance is attained, the grant date fair value of the award on the date of grant was $1,635,200.

(15)	As discussed in footnote (a) above, Mr. Gerend’s employment terminated on May 1, 2009. The amounts listed above under the “Salary” and “Non-Equity Incentive Plan Compensation” Columns represent the amounts paid to Mr. Gerend prior to his departure.

(16)	For the fiscal year ended December 31, 2009, $39,946 of Mr. Gerend’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan. For the fiscal year ended December 31, 2008, $110,022 of Mr. Gerend’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan. For the fiscal year ended December 31, 2007, $120,000 of Mr. Gerend’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(17)	This value includes the aggregate grant date fair value of shares of restricted stock, granted to Mr. Gerend, at a share price of $9.72, which was the closing price for a share of our common stock on the New York Stock Exchange on March 13, 2009, for an aggregate grant date fair value of $540,004 computed in accordance with FASB ASC Topic 718. However, Mr. Gerend forfeited 50% of this grant, 27,778 shares, upon the termination of his employment in May 2009, pursuant to the terms of his Separation Agreement.

(18)	This value represents the aggregate grant date fair market value of 22,680 shares of restricted stock, granted to Mr. Gerend on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $600,113, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Gerend’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Gerend on March 14, 2008, at a share price of $26.46, was $300,056.

Grants of Plan-Based Awards in 2009

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the 2009 fiscal year. No options were re-priced or materially modified during the fiscal year.

		Estimated
		Future Payouts
		Under Non-		Estimated Future
		Equity Incentive		Payouts Under Equity			Grant Date Fair
		Plan Awards		Incentive Plan Awards			Value of Stock and
		Target		Threshold	Target		Option Awards
Name	Grant Date	($)(1)		(#)(2)	(#)(2)		($)(3)

Bahram Akradi	3/13/2009	750,000		—	—		—
	3/13/2009	—		154,321	205,761		1,999,997
	6/11/2009	—		0	360,000		0
Michael R. Robinson	3/13/2009	165,000		—	—		—
	3/13/2009	—		41,667	55,556		540,004
	6/11/2009	—		0	100,000		0
Mark L. Zaebst	3/13/2009	132,000		—	—		—
	3/13/2009	—		33,333	44,444		431,996
	6/11/2009	—		0	80,000		0
Eric J. Buss	3/13/2009	132,000		—	—		—
	3/13/2009	—		33,333	44,444		431,996
	6/11/2009	—		0	80,000		0
Scott C. Lutz	3/13/2009	132,000		—	—		—
	3/13/2009	—		27,778	37,037		360,000
	6/11/2009	—		0	80,000		0
Michael J. Gerend	3/13/2009	165,000	(4)	—	—		—
	3/13/2009	—		41,667	55,556	(5)	540,004

(1)	These amounts represent the potential target bonus amounts available to our executives for fiscal 2009 as described in the “Annual Bonuses” section beginning on page 16. Actual target bonuses paid are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds. Accordingly, if actual financial performance is less than budgeted financial performance, the actual target bonus paid to the executive would be proportionately less than the executive’s potential target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual target bonus paid to the executive would proportionately exceed the executive’s potential target bonus. The actual amounts of the target bonuses earned by our executives during fiscal 2009 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 21.

(2)	The restricted stock granted on March 13, 2009, under our 2004 plan and the shares granted vest as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. The number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that we do not achieve budgeted EPS for fiscal 2009. If the budgeted EPS hurdle is not achieved, one percent (1%) of the restricted shares shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2009 is less than budgeted EPS for 2009, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2009 is less than budgeted EPS for 2009; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares.

On June 11, 2009, our compensation committee approved certain restricted stock grants to each of our named executive officers and certain other employees. For the restricted stock granted on June 11, 2009, under our 2004 plan, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2011 and if a higher EPS target is achieved for fiscal 2011, 100% of the restricted stock will vest. If 50% of the restricted stock vests after fiscal 2011, the remaining restricted stock will vest if a specified EPS target is achieved for fiscal 2012. If none of the restricted stock vests in 2011, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2012 and if a higher EPS target is achieved for fiscal 2012, 100% of the restricted stock will vest. At the time of grant, and throughout the fiscal year ended December 31, 2009, we deemed the achievement of the EPS targets for the June 2009 restricted stock grants as not probable, and therefore, the aggregate grant date fair market value of these awards is not included in the values listed in this column.

Executives may vote and receive dividends, if any, on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest. In the case of an executive’s death or total disability (see “Employment Agreements and Change in Control Provisions” on page 31), all restricted shares (other than those granted in June 2009) then outstanding that have not previously vested or been forfeited will vest in proportion to the term of the award during which the executive was employed. Finally, in the case of the occurrence of a change in control (see “Employment Agreements and Change in Control Provisions” on page 31), all restricted shares then outstanding that have not previously vested or been forfeited will vest immediately; provided that the restricted shares granted in June 2009 only vest if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(3)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2009. At the time of grant, and throughout the fiscal year ended December 31, 2009, we deemed the achievement of the EPS targets for the June 2009 restricted stock grants as not probable, and therefore, the aggregate grant date fair market value of these awards is not included in the values listed in this column.

(4)	Mr. Gerend’s employment with the Company terminated in May 2009, and therefore, he did not receive any payouts of his non-equity incentive plan award that would have been earned past his termination date.

(5)	Mr. Gerend forfeited 50% of this grant, 27,778 shares, upon the termination of his employment in May 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2009.

	Option Awards					Stock Awards
	Number of		Number of			Number of
	Securities		Securities			Shares or Units		Market Value of
	Underlying		Underlying	Option		of Stock That		Shares or Units
	Unexercised		Unexercised	Exercise	Option	Have Not		of Stock That
	Options (#)		Options (#)	Price	Expiration	Vested		Have Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)

Bahram Akradi	37,500	(2)	—	25.47	3/1/2015
						709,551	(3)	17,689,106
Michael R. Robinson	7,500	(4)	—	8.00	3/13/2012
	2,000	(5)	—	8.00	4/1/2013
	43,000	(6)	—	12.00	12/17/2013
	67,500	(7)	—	18.50	6/29/2014
	20,000	(8)	—	25.47	3/1/2015
						171,936	(9)	4,286,364
Mark L. Zaebst	2,000	(10)	—	8.00	4/1/2013
	9,375	(11)	—	25.47	3/1/2015
						137,872	(12)	3,437,149
Eric J. Buss	7,500	(13)	—	12.00	12/17/2013
	21,600	(7)	—	18.50	6/29/2014
	12,500	(11)	—	25.47	3/1/2015
						137,372	(14)	3,424,684
Scott C. Lutz	—		—	—	—
						120,170	(15)	2,995,838
Michael J. Gerend	20,000	(8)	—	25.47	3/1/2015
						27,778	(16)	692,506

(1)	Value based on a share price of $24.93, which was the closing price for a share of our common stock on the New York Stock Exchange on December 31, 2009.

(2)	Stock option granted on March 1, 2005 for 150,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of the date of grant.

(3)	Includes a restricted stock award of 50,000 shares granted November 1, 2006, which vests 25% on each 10-month anniversary of the grant date. Also includes a restricted stock award of 50,000 shares granted on March 14, 2007, which vests 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 188,960 shares granted on March 14, 2008, which vests 25% of the total number of shares on March 1 of each of 2009, 2010, 2011, 2012, subject to accelerated vesting in certain circumstances. However, 25% of Mr. Akradi’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 4 to the Summary Compensation Table. Also includes a restricted stock award of 205,761 shares granted on March 13, 2009, which vests 25% of the total number of shares on March 1 of each of 2010, 2011, 2012, 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 360,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 2 to the Grants of Plan-Based Awards Table.

(4)	Stock option granted on March 13, 2002 for 100,000 shares vested and became exercisable in 20% increments on each annual anniversary of the date of grant.

(5)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(6)	Stock option granted December 17, 2003 for 45,000 shares vested and became exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of each of 2006 and 2007.

(7)	The stock options granted to Mr. Robinson (67,500 shares) and Mr. Buss (54,000 shares) on June 29, 2004 each vest as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting. Under the market condition vesting provisions, 20% of the shares vested on May 25, 2005 because the public market price of our common stock closed at or above $25.00 for 90 consecutive calendar days and 20% of the shares vested on September 7, 2005 because the public market price of our common stock closed at or above $30.00 for 90 consecutive calendar days. In addition, under the original performance vesting terms of the option, 20% of the shares were to vest if the stock price closed at or above $35.00 for 90 consecutive calendar days, 20% of the shares were to vest if the stock price closed at or above $40.00 for 90 consecutive calendar days and 20% of the shares were to vest if the stock price closed at or above $45.00 for 90 consecutive calendar days. On December 16, 2005, the compensation committee of our company’s board of directors approved an amendment that reduced the number of consecutive days during which the price must close at or above $35.00, $40.00 and $45.00 from 90 to 60 consecutive days in order for each of the last three tranches (each equal to 20% of the original number of shares granted) to vest. Under the market condition vesting provisions, 20% of the shares vested on December 26, 2005 because the public market price of our common stock closed at or above $35.00 for 60 consecutive calendar days, 20% of the shares vested on April 10, 2006 because the public market price of our common stock closed at or above $40.00 for 60 consecutive days and 20% of the shares vested on May 15, 2006 because the public market of our common stock closed at or above $45.00 for 60 consecutive days.

(8)	Stock option granted March 1, 2005 for 20,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of the date of grant.

(9)	Restricted stock award of 11,500 shares granted November 1, 2006 vests 25% on each 10-month anniversary of the grant date. Also includes a restricted stock award of 10,000 shares granted on March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 22,680 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Gerend’s and Mr. Robinson’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnotes 6 and 18 to the Summary Compensation Table. Also includes a restricted stock award of 55,556 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012, 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 100,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 2 to the Grants of Plan-Based Awards Table.

(10)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(11)	Stock option granted on March 1, 2005 for 12,500 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(12)	Restricted stock award of 8,500 shares granted November 1, 2006 vests 25% on each 10-month anniversary of the grant date. Also includes restricted award of 5,000 shares granted March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes restricted stock award of 4,000 shares granted on December 12, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 18,140 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Zaebst’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 9 to the Summary Compensation Table. Also includes a restricted stock award of 44,444 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012, 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 2 to the Grants of Plan-Based Awards Table.

(13)	Stock option granted December 17, 2003 for 15,000 shares vested and became exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of each of 2006 and 2007.

(14)	Restricted stock award of 8,500 shares granted November 1, 2006 vests 25% on each 10-month anniversary of the grant date. Also includes restricted stock award of 8,000 shares granted on March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 18,140 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Buss’ March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 10 to the Summary Compensation table. Also includes a restricted stock award of 44,444 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012, 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 2 to the Grants of Plan-Based Awards Table.

(15)	Restricted stock award of 8,354 shares granted June 11, 2008, which vests as to 25% of the total number of shares on May 19 of each of 2009, 2010, 2011, 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Lutz’s June 11, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008. Also includes a restricted stock award of 37,037 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012, 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 2 to the Grants of Plan-Based Awards Table.

(16)	Includes a restricted stock award of 55,556 shares granted on March 13, 2009. Pursuant to the terms of his Separation Agreement, Mr. Gerend forfeited 50% of this grant, 27,778 shares, upon the termination of his employment in May 2009. The remaining 27,778 shares will vest as to 50% of such shares on March 1 of each of 2010 and 2011.

2009 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2009 for the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Bahram Akradi	—	—	60,430	635,531
Michael R. Robinson	12,500	283,250	8,210	97,475
Mark L. Zaebst	—	—	6,642	78,408
Eric J. Buss	—	—	6,392	74,818
Scott C. Lutz	—	—	5,838	101,990
Michael J. Gerend	94,000	1,115,900	8,210	97,475

Nonqualified Deferred Compensation for 2009

The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2009 for the named executive officers:

	Executive		Registrant	Aggregate		Aggregate	Aggregate
	Contributions in		Contributions in	Earnings in Last		Withdrawals/	Balance at Last
	Last FY		Last FY	FY		Distributions	FYE
Name	($)		($)	($)		($)	($)(1)

Bahram Akradi	—		—	—		—	—
Michael R. Robinson	—		—	—		—	—
Mark L. Zaebst	0		—	5,265	(2)	—	24,886
Eric J. Buss	—		—	—		—	—
Scott C. Lutz	17,053	(3)	—	1,880	(4)	—	18,933
Michael J. Gerend	39,946	(5)	—	36,689	(6)	265,923	0

(1)	For fiscal 2008, Mr. Zaebst deferred $24,750 to our Executive Nonqualified Excess Plan, which resulted in a loss of $5,129 on a −40.92% rate of return for an aggregate balance of $19,621 for the fiscal year ended December 31, 2008. Of that amount, all $24,750 was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2008. Following the termination of his employment, the aggregate balance of Mr. Gerend’s Nonqualified Excess Plan account was distributed to him in November 2009, resulting in a $0 balance at fiscal year end. For fiscal 2008, Mr. Gerend deferred $110,022 to our Executive Nonqualified Excess Plan, which resulted in a loss of $73,269 on a -35.18% rate of return for an aggregate balance of $189,288 for the fiscal year ended December 31, 2008. Of that amount, all $110,022 was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2008. For fiscal 2007, Mr. Gerend deferred $120,000 to our Executive Nonqualified Excess Plan, which earned $1,413 on a 1.61% rate of return for an aggregate balance of $152,534 for the fiscal year ended December 31, 2007. Of that amount, all $120,000 was reported in the “Salary” column of the Summary Compensation table for the fiscal year ended December 31, 2007.

(2)	The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zaebst’s rate of return was 26.83%.

(3)	This amount was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2009.

(4)	The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Lutz’s rate of return was 30.27%.

(5)	This amount was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2009.

(6)	The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Gerend’s rate of return was 20%.

All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of Life Time Fitness, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. We may make matching contributions and/or discretionary contributions to this plan. However, any matching contribution made by the company to participants under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. If we did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.

Equity Ownership Guidelines

We encourage our executives and directors to hold company shares, however, we do not have formal stock ownership guidelines.

In February 2007 we adopted a formal equity grant policy governing all awards granted under our stock incentive plans, including the grant of any shares of our common stock, restricted shares, restricted stock units, stock options, stock appreciation rights, deferred stock units, phantom stock and performance units. This policy was amended and restated in July 2008.

This policy maintains that no grants are to occur on a date when our insider trading window is closed. Annual grants, which must be approved by our compensation committee are to occur on or about the same time every year. Any new hire grants are to be approved by our compensation committee at their next meeting that occurs during an open trading window, which shall, as amended, be held on the first Monday following the close of each blackout period. However, any such meeting may be cancelled by our compensation committee if it deems there are not a significant number of grants to be approved. The policy requires that all grants of awards to any members of our board of directors must be approved by our board of directors and that all grants of awards to any current or new hire executive officers must be approved by our compensation committee.

This policy also maintains that upon the compensation committee’s request, they may receive and review a report from a compensation consultant hired by the compensation committee that includes relevant survey and benchmarking data prior to approving annual awards for executive officers as well as prior to approving awards to any new hire executive officers. In connection with approving grants of awards to any executive officer, the policy holds that our compensation committee is to review total compensation for such person for the most recent three year period, or such lesser time as the person has been employed by us. The review is to include a listing of all equity awards granted to such executive officer in the three year period and a listing of all outstanding equity awards issued to such executive officer. Our compensation committee may consider recommendations of any executive officer when approving awards, other than recommendations by an individual for his or her own award.

Employment Agreements and Change of Control Provisions

In December 2008, our compensation committee approved a revised form of employment agreement for certain of our executive officers. During December 2008, the revised employment agreements were executed by each of our executive officers. As previously discussed, Mr. Akradi does not currently have an employment agreement with us.

The employment agreements provide that if an executive’s employment is terminated by us other than for cause, death or disability, or the executive terminates his employment for good reason, other than within one year following a change of control, then we are to provide the executive with (i) payment in an amount equal to 1 1/2 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction) payable in accordance with the schedule and limitations described below; (ii) up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment during the first 12 months following the termination date; and (iii) continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, not to exceed the COBRA continuation period, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.

The payment of executive’s Target Salary in (i) above will be paid in equal installments in accordance with our regular payroll schedule commencing on the first regular payroll date after the date of executive’s termination of employment, provided that the amount equal to 1/2 of executive’s Target Salary that is otherwise payable in the first six months following the termination date shall not exceed the amount that would cause the payments to be considered a deferral of compensation under Section 409A.

The employment agreements define “good reason” as any of the following events, provided that the executive gives written notice to our company within 90 days of the first occurrence of the event and we fail to remedy the condition within 30 days thereafter:

•	our breach of any material terms or conditions of the employment agreement;

•	our executive offices are relocated outside of a 75 mile radius of its current location, if the relocation results in a material change to the location where the executive performs services for us;

•	our reduction of an executive’s Target Salary by 25% or more, or our material reduction of an executive’s duties and responsibilities; or

•	our assignment of duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, which results in a material reduction in the executive’s duties, responsibilities or authority.

The employment agreements generally define “cause” as our determination in good faith that an executive has:

•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.

Events relating to executive’s absenteeism, neglect or refusal to perform, or inability to perform, will constitute “cause” only if we provide the executive with written notice of the event and the executive fails to remedy the event within 21 business days.

Termination Other than for Cause, Death or Disability or Termination for Good Reason (Other than Within One Year Following a Change of Control)

The following table presents the estimated total amounts that would be paid out (including the cost to our company of benefits coverage provided) to the executive officer if his employment was terminated other than for cause, death or disability, or the executive terminated his employment for good reason, as of December 31, 2009, other than within one year following a change of control of our company. In addition to the amounts included below, certain terminations for good reason will result in acceleration of stock options, the circumstances of which are described below:

		Aggregate	Continued
	Cash Severance	Outplacement	Benefits	Total Potential
	Payments	Costs	Coverage	Payout
Name	($)(1)	($)	($)	($)

Bahram Akradi	—	—	—	—
Michael R. Robinson	750,000	10,000	11,250	771,250
Mark L. Zaebst	600,000	10,000	11,250	621,250
Eric J. Buss	600,000	10,000	11,250	621,250
Scott C. Lutz(2)	—	—	—	—
Michael J. Gerend(3)	—	—	—	—

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)	Mr. Lutz does not currently have an employment agreement with us.

(3)	See discussion on the terms of Mr. Gerend’s separation from our company under the “Michael J. Gerend’s Separation Agreement” heading on p. 36.

Termination Other than for Cause, Death or Disability or Termination for Good Reason Within One Year of a Change of Control

The employment agreements also provide that if the executive’s employment with us or a successor is terminated by us within one year of a change of control for any reason other than cause, death or disability, or by the executive within one year of a change of control for good reason, then the executive will receive the same benefits as set forth above, subject to the same schedule and limitations; and in addition, we will pay the executive an amount equal to 1/4 of the Target Salary, payable in equal installments in accordance with our regular payroll schedule over the 3-month period beginning after completion of the Target Salary payments described above.

In addition, our 2004 Plan and the agreements relating to stock option and restricted stock awards subject to that plan provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change of control of our company. However, in the event of a change of control, our compensation committee has the right to cancel any outstanding options under the 2004 Plan and to cause us to instead pay the optionee the excess of the fair market value of the option shares covered by the option over the exercise price of the option at the date that our compensation committee provides a buy-out notice.

Awards granted before April 24, 2008, under the 2004 Plan, define “change of control” as consisting of any of the following events:

•	a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least a majority of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•	the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of us or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our real estate.

The employment agreements, as well as awards granted after April 24, 2008 under the 2004 Plan, define “change of control” as consisting of any of the following events:

•	a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least 50% of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•	the consummation of a merger or consolidation of our company with any other corporation or other entity, a statutory share exchange involving our capital stock, or a sale or other disposition of all or substantially all of our assets (other than in connection with a sale-leaseback of our company’s real estate) unless our shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied;

•	the acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; or

•	a plan to liquidate or dissolve our company.

The following table presents (i) the estimated total amounts that would be paid out (including the cost of continued benefits coverage to our company) to each named executive officer if the officer’s employment were terminated by us or a successor for any reason other than cause, death or disability, or by the named executive officer for good reason, as of December 31, 2009, and within one year of a change of control; and (ii) the intrinsic value of the stock options whose exercisability would be accelerated, and of the restricted stock awards whose vesting would be accelerated, if a change of control occurred as of December 31, 2009:

		Aggregate	Continued	Value of
	Cash Severance	Outplacement	Benefits	Accelerated		Total Potential
	Payments	Costs	Coverage	Equity Awards		Payout
Name	($)(1)	($)	($)	($)(2)		($)

Bahram Akradi	—	—	—	17,689,106	(3)	17,689,106
Michael R. Robinson	875,000	10,000	11,250	4,286,364	(4)	5,182,614
Mark L. Zaebst	700,000	10,000	11,250	3,437,149	(5)	4,158,399
Eric J. Buss	700,000	10,000	11,250	3,424,684	(5)	4,145,934
Scott C. Lutz	—	—	—	2,995,838	(5)	2,995,838

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)	Value based on a share price of $24.93, which was closing price for a share of our common stock on the NYSE on December 31, 2009. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares; value of accelerated stock options is determined by multiplying the number of option shares by the difference between that closing share price and the option exercise price.

(3)	Of the amount shown, $8,974,800 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(4)	Of the amount shown, $2,493,000 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(5)	Of the amount shown, $1,994,400 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change of control, is conditioned upon the executive signing and not rescinding a global release of all claims against us, and remaining in compliance with his obligations under the employment agreement to (i) protect our confidential information, (ii) refrain from competing with us for 18 months (or 24 months in connection with a change of control) after his termination of employment, (iii) refrain from hiring any of our employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 12 months after his termination of employment.

Acceleration of Vesting of Equity Awards

Under our 2004 Plan, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed.

Beginning in 2006, each restricted stock agreement granted by us to our employees, including our executive officers, provides for the complete vesting of all restricted stock upon termination of employment due to death or disability. However, the restricted stock agreements issued in connection with the June 11, 2009, restricted stock grant do not provide for complete vesting of all restricted stock upon termination of employment due to death or disability. If an executive’s employment terminates for any reason other than death, disability or cause (defined in a manner similar to that in our employment agreements), his outstanding stock options will remain exercisable for a period of 90 days after termination to the extent they were exercisable immediately before termination, but any unvested shares of restricted stock will be forfeited. The following table presents the intrinsic value of the stock options granted under the 2004 Plan whose exercisability would be accelerated, and of the restricted stock awards whose vesting would be accelerated, if the named executive officer’s employment were terminated due to death or disability as of December 31, 2009:

Value of Accelerated
Equity Awards
Name	($)(1)

Bahram Akradi	8,714,306
Michael R. Robinson	1,793,364
Mark L. Zaebst	1,442,749
Eric J. Buss	1,430,284
Scott Lutz	1,001,438

(1)	Value based on a share price of $24.93 which was the closing price for a share of our common stock on the NYSE on December 31, 2009. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated; value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated.

Michael J. Gerend’s Separation Agreement

On May 1, 2009, we entered into a Separation Agreement with Mr. Gerend relating to Mr. Gerend’s departure from our company. The following table shows total amount payable for the benefit of Mr. Gerend in connection with his separation from our company:

Continued
	Cash Severance	Benefits	Other
	Payments	Coverage	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

Michael J. Gerend	550,000	19,641	12,500	582,141

(1)	Mr. Gerend will receive a cash amount equal to $550,000 payable as follows: (i) a lump sum of $183,334 on the first day of the seventh month following Mr. Gerend’s termination of employment and (ii) the balance of $366,666 in equal bi-weekly installments pursuant to the Company’s normal payroll practices beginning on the first payroll date after payment of the lump sum and continuing for a period of 12 months.

(2)	Mr. Gerend will receive continuation of medical plan coverage and life insurance coverage for a period of up to 18 months at the same level, in the same manner and at the same cost to Mr. Gerend as in effect on the termination date of employment.

(3)	The Company reimbursed Mr. Gerend for the legal fees he incurred in connection with his separation of employment and negotiation of the Separation Agreement. Mr. Gerend also received an Onyx Family membership for a six year period.

In connection with the Separation Agreement, we extended the period for Mr. Gerend to exercise his vested stock options to two years following his termination of employment. We also waived the forfeiture of 27,778 shares of restricted stock that were granted to Mr. Gerend on March 13, 2009 and amended the forfeiture provisions of such shares, so that they will be forfeited if Mr. Gerend breaches any provision of the Separation Agreement. Those restricted shares also remained subject to forfeiture if we failed to achieve our EPS performance hurdle for fiscal 2009.

As a condition to receiving the benefits provided under his Separation Agreement, Mr. Gerend is required to comply with certain covenants including (i) protecting our confidential information, (ii) refraining from competing with us for 24 months after his termination of employment, (iii) refraining from hiring any of our employees for 24 months after his termination of employment, and (iv) refraining from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 24 months after his termination of employment. In addition, Mr. Gerend signed and did not rescind a global release of all claims against us. Mr. Gerend also agreed to cooperate with us and provide us with certain consulting services for no additional compensation.

Compensation of Directors

Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend, and annual chairperson and lead director fees, if applicable, and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.

Director Compensation Table

The following table shows, for each of our non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended December 31, 2009.

	Fees Earned or Paid
Name	in Cash ($)	Stock Awards ($)(1)	Total ($)

Giles H. Bateman	103,220	75,001	178,221
Jack W. Eugster(2)	13,554	100,000	113,554
Guy C. Jackson	108,220	75,001	183,221
John K. Lloyd(3)	13,554	100,000	113,554
Martha A. Morfitt	93,220	75,001	168,221
John B. Richards	103,220	75,001	178,221
Joseph S. Vassalluzzo	213,220	99,995	313,215

(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2009.

(2)	Mr. Eugster was appointed to our board of directors in October 2009.

(3)	Mr. Lloyd was appointed to our board of directors in October 2009.

All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan. Directors may vote and receive dividends, if any, at the normal dividend rate on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan (see “Employment Agreements and Change in Control Provisions” section on page 31), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.

The following table shows, for each of our non-employee directors, the aggregate number of stock awards outstanding as of December 31, 2009:

Aggregate Stock
Awards
Outstanding as of
Name	12/31/09 (#)

Giles H. Bateman	6,517
Jack W. Eugster	4,008
Guy C. Jackson	6,517
John K. Lloyd	4,008
Martha A. Morfitt	6,566
John B. Richards	6,517
Joseph S. Vassalluzzo	8,042

Stipend

On April 23, 2008, our board of directors approved changes in the compensation payable to our company’s non-employee directors to become effective on April 24, 2008, including an increase in the annual stipend amount to $60,000. The annual stipend amount is paid in cash quarterly after the end of each calendar quarter, in arrears.

For the fiscal year ended December 31, 2009, Messrs. Bateman, Jackson, Richards and Vassalluzzo and Ms. Morfitt were paid the $60,000 annual stipend for service on our board of directors. Messrs. Eugster and Lloyd each received a pro-rated payment of the annual stipend based on their dates of election to our board.

Chairperson Fees

On April 23, 2008, our board of directors approved changes in the compensation payable to our company’s non-employee directors to become effective on April 24, 2008, including increases in our committee chairperson fees to $15,000 for the chairperson of our audit and compensation committee, and $10,000 for the chairperson of our governance and nominating committee and finance committee. The annual committee chairperson fees are paid in cash quarterly after the end of each calendar quarter, in arrears.

Accordingly, for the fiscal year ended December 31, 2009, Mr. Jackson, as chairperson of the audit committee, and Mr. Vassalluzzo, as chairperson of the compensation committee, each received a payment of $3,750 for each calendar quarter. Mr. Richards, as chairperson of the governance and nominating committee, and Mr. Bateman, as chairperson of the finance committee, each received a payment of $2,500 for each calendar quarter.

Lead Director Fees

On February 25, 2009, our board of directors approved changes in the compensation payable to our company’s non-employee directors, including an increase in our lead director fee to $90,000. The lead director fee is paid in cash quarterly after the end of each calendar quarter, in arrears. Accordingly, for the fiscal year ended December 31, 2009, Mr. Vassalluzzo, as lead director of our board of directors, received a payment of $22,500 for each calendar quarter.

Restricted Stock

Non-employee directors who joined our board of directors on or after March 1, 2004 received an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Messrs. Eugster and Lloyd were each granted 4,008 shares of restricted stock on October 27, 2009.

Effective January 1, 2007, our board of directors approved changes in the compensation payable to our company’s non-employee directors so that each non-employee director will receive an annual restricted stock grant with a fair market value at grant date of $75,000 on the date of our annual shareholder meeting, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Messrs. Bateman, Jackson and Richards and Ms. Morfitt were each granted 4,576 shares of restricted stock on April 28, 2009.

On April 21, 2009, our board of directors approved an increase in the annual restricted stock grant awarded to our lead director to a fair market value at grant date of $100,000 on the date of our annual shareholder meeting, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Vassalluzzo was granted 6,101 shares of restricted stock on April 28, 2009.

Other Compensation

On February 25, 2009, our board of directors approved a one-time cash payment of $30,000 to each non-employee director other than our lead director, and a one-time cash payment of $45,000 to our lead director. These one-time cash payments were made to each non-employee director and our lead director in consideration for the increased duties and responsibilities taken on by our non-employee directors and lead director in the four-month period leading up to the payments.

For the fiscal year ended December 31, 2009, all non-employee directors were reimbursed for the cost of purchasing a Life Time Fitness Onyx Family Membership.

We reimburse all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 26, 2010 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 26, 2010, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 41,411,934 shares of our common stock outstanding on February 26, 2010. The address for each executive officer and director is 2902 Corporate Place, Chanhassen, MN 55317.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

Principal Shareholders:
Thornburg Investment Management Inc.(1)	4,640,616	11.2%
2300 Ridgetop Rd.
Santa Fe, NM 87506
Kornitzer Capital Management, Inc.(2)	3,582,080	8.6%
5420 West 61st Place
Shawnee Mission, KS 66205
BlackRock, Inc.(3)	2,783,577	6.7%
40 East 52nd Steet
New York, NY 10022
Columbia Wanger Asset Management, L.P.(4)	2,647,500	6.4%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
EARNEST Partners, LLC(5)	2,343,973	5.7%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
Non-Employee Directors:
Giles H. Bateman	13,982	*
Jack W. Eugster	8,108	*
Guy C. Jackson	18,383	*
John K. Lloyd	4,008	*
Martha A. Morfitt	7,561	*
John B. Richards	7,644	*
Joseph S. Vassalluzzo	67,089	*
Named Executive Officers:		*
Bahram Akradi(8)	2,249,551	5.4%*
Michael R. Robinson(9)	324,896	*
Eric J. Buss(10)	179,383	*

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

Mark L. Zaebst(11)	168,389		*
Scott C. Lutz	126,008		*
All directors and executive officers as a group (13 persons)(12)	3,317,758	8.0%

*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 8, 2010 reflecting the shareholder’s beneficial ownership as of December 31, 2009.

(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 22, 2010 reflecting the shareholder’s beneficial ownership as of December 31, 2009. Kornitzer Capital Management, Inc. had sole voting power for 3,542,080 shares, shared voting power for 0 shares, sole dispositive power for 3,438,090 shares and shared dispositive power for 103,990 shares.

(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 reflecting the shareholder’s beneficial ownership as of December 31, 2009.

(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010 reflecting the shareholder’s beneficial ownership as of December 31, 2008. The shares reported by Columbia Wanger Asset Management, L.P. include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by the reporting person. CAT holds 5.63% of the shares of Life Time Fitness, Inc. These two funds have sole voting power for 2,570,900 and sole dispositive power for 2,647,500.

(5)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010 reflecting the shareholder’s beneficial ownership as of December 31, 2009. EARNEST Partners, LLC, had sole voting power for 798,586 shares, shared voting power for 567,287 shares, sole dispositive power for 2,343,973 shares and shared dispositive power for 0 shares.

(8)	Includes 37,500 shares of common stock underlying options that are exercisable within 60 days of February 26, 2010.

(9)	Includes 140,000 shares of common stock underlying options that are exercisable within 60 days of February 26, 2010.

(10)	Includes 41,600 shares of common stock underlying options that are exercisable within 60 days of February 26, 2010.

(11)	Includes 11,375 shares of common stock underlying options that are exercisable within 60 days of February 26, 2010.

(12)	Includes 241,475 shares of common stock underlying options issued to five executive officers that are exercisable within 60 days of February 26, 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

In February 2007, our board of directors adopted a formal related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the Securities and Exchange Commission. This policy was most recently amended in December 2009. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders of our company on the same terms; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year, which is the threshold for disclosure of related person transactions under applicable SEC rules.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.

Related Person Transaction Summary

In May 2008, we hired a construction company to complete an excavation project on the remodel of one of our centers. Mr. Akradi, our Chairman of the Board and Chief Executive Officer, owns 100% of the interests in such construction company. The total cost of the project was $683,739, of which $335,500 was paid by us to the construction company in 2008, and $348,239 was paid in 2009. The transaction was not submitted to the audit committee of our board of directors for approval prior to commencement. When the audit committee was advised of the transaction, the audit committee reviewed the terms of the transaction and concluded that the transaction satisfied the factors described above. In particular, the audit committee determined that the terms were fair to us, the transaction was not material to us, Mr. Akradi was not directly involved in the negotiation and the construction company received the contract as a result of a competitive bidding process in which we received one other similar bid at a higher cost. Accordingly, we believe that the transaction was on terms no less favorable than we could have obtained from unaffiliated parties.

Prior to the adoption of our related person transaction approval policy, our company entered into the transaction described below. We believe that the transaction set forth below was on terms no less favorable than we could have obtained from unaffiliated parties.

In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. We paid rent pursuant to this lease of $686,175 in 2009. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.

Other than the transactions set forth above, our company had no other transactions during fiscal 2009 which required review, approval or ratification under our related person transaction approval policy or where the related person transaction approval policy’s policies and procedures were not followed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 for compensation plans under which securities may be issued:

	Number of Securities		Weighted-Average	Number of Securities
	to be Issued Upon		Exercise Price of	Remaining Available for
	Exercise of Outstanding		Outstanding Options,	Future Issuance Under
Plan Category	Options, Warrants and Rights		Warrants and Rights	Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	841,301	(1)	$22.95	2,526,342	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	841,301		$22.95	2,526,342

(1)	This amount includes 147,825 shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan and 662,753 shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan. In addition to this amount, 30,723 shares were subject to purchase under the Life Time Fitness, Inc. Employee Stock Purchase Plan for the purchase period ended December 31, 2008.

(2)	This amount includes 1,150,954 shares available for issuance pursuant to equity awards that could be granted in the future under the 2004 Plan and 1,375,388 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2009.

ADDITIONAL INFORMATION

Our 2009 Annual Report and our Annual Report on Form 10-K for fiscal year 2009, including financial statements, are available on the Internet. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access these materials.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009, may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

By Order of the Board of Directors,

Eric J. Buss
Secretary

Dated: March 9, 2010

MAP AND DIRECTIONS

2010 Annual Meeting of Shareholders

April 22, 2010    ●    1:00 p.m. CDT
2902 Corporate Place, Chanhassen, MN 55317

Directions from Minneapolis/St. Paul International Airport
(approximately 30-40 minutes):

•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Directions from downtown Minneapolis
(approximately 30-40 minutes):

•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

00069605

LIFE TIME FITNESS, INC.ANNUAL MEETING OF SHAREHOLDERSThursday, April 22, 2010 1:00 p.m. Central TimeLife Time Fitness, Inc. Corporate Office 2902 Corporate Place Chanhassen, MN 55317Life Time Fitness, Inc. 2902 Corporate PlaceChanhassen, MN 55317proxyThis proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2010.The shares of stock you hold in your account will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted “FOR” the nominees listed in Item 1 and “FOR” Item 2.By signing the proxy, you revoke all prior proxies and appoint Bahram Akradi and Eric J. Buss and each of them acting in the absence of the other, with full power of substitution, to vote your shares of common stock of Life Time Fitness, Inc. held of record at the close of business on February 26, 2010 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.See reverse for voting instructions.100754

Shareowner ServicesSM P.O. Box 64945St. Paul, MN 55164-0945COMPANY #Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.INTERNET — www.eproxy.com/ltm Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 21, 2010.PHONE — 1-800-560-1965Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 21, 2010.MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.The Board of Directors Recommends a Vote FOR the Nominees Listed in Item 1 and FOR Item 2.1.Election of 01 Bahram Akradi 04 Guy C. Jackson 07 John B. Richards Vote FOR all nominees Vote WITHHELD directors:02 Giles H. Bateman 05 John K. Lloyd08 Joseph S. Vassalluzzo(except as marked)from all nominees 03 Jack W. Eugster 06 Martha A. Morfitt(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)2.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm For Against AbstainTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND EACH PROPOSAL. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE GOVERNANCE AND NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING.Address Change? Mark Box Indicate changes below:Date Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.